EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
T. Rowe Price Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-7012, No. 333-90967, No. 333-59714, No. 333-120882, No. 333-120883, No. 333-142092, No. 333-167317, No. 333-180904, and 333-199560) on Form S-8 of T. Rowe Price Group, Inc. of our reports dated February 5, 2015, with respect to the consolidated balance sheets of T. Rowe Price Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting of T. Rowe Price Group, Inc. as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of T. Rowe Price Group, Inc.

/s/ KPMG LLP
Baltimore, Maryland
February 5, 2015